Exhibit 10(o)

GE AEROSPACE
2006 EXECUTIVE DEFERRED SALARY PLAN
(As amended and restated effective January 1, 2023)
Introduction
Effective January 1, 2023 (the “Plan Spin-Off Date”), in anticipation of General Electric Company’s split into three separate companies comprising General Electric Company’s aviation, healthcare and energy businesses, respectively, this General Electric Company 2006 Executive Deferred Salary Plan shall be renamed the GE Aerospace 2006 Executive Deferred Salary Plan (the “Plan”) as of the Plan Spin-Off Date, and the HealthCare Benefit Liabilities and Energy Benefit Liabilities (each as defined below) are transferred to the GE HealthCare 2006 Executive Deferred Salary Plan sponsored by GE Healthcare Holding LLC (or its successor) and the GE Energy 2006 Executive Deferred Salary Plan sponsored by Ropcor, Inc., respectively (each a “Spin-Off Plan”), as described below (the “Plan Spin-Off”). Each individual whose benefit is a HealthCare Benefit Liability or an Energy Benefit Liability is an “Affected Transferee.”
•The HealthCare Benefit Liabilities are the benefits and liabilities under this Plan for (i) active employees of GE Healthcare Holding LLC (or its successor) and its Affiliates (defined for purposes of this Plan as any company or business entity connected by a direct or indirect 50% or more interest, whether or not participating in the Plan) that comprise General Electric Company’s healthcare business (“GE HealthCare”) and (ii) most former employees of General Electric Company’s healthcare business and certain former employees whose last employer of record within General Electric Company and its Affiliates is not attributable to any of General Electric Company’s aviation, healthcare, or energy businesses (or is attributable to General Electric Company’s aviation or energy businesses in limited cases), in each case, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company.

•The Energy Benefit Liabilities are the benefits and liabilities under this Plan for (i) active employees of Ropcor, Inc. and its Affiliates that comprise General Electric Company’s energy business (“GE Energy”) and (ii) most former employees of General Electric Company’s energy business, in each case, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company.

Benefits and liabilities for certain former employees of General Electric Company’s healthcare and energy businesses may remain in the Plan, as determined by General Electric Company in its sole discretion and identified on a list maintained in the records of General Electric Company.
For the avoidance of doubt, with respect to individuals with a Deferred Account (as defined below) under this Plan as of the Plan Spin-Off Date who also have a benefit in the GE Pension Plan or Supplementary Pension Plan at that time, their Deferred Account under this Plan will be transferred to the corresponding Spin-Off Plan sponsored by the same entity that will be responsible for their pension benefit (or retained in this Plan accordingly).

Effective immediately prior to the Plan Spin-Off Date, the Affected Transferees (including, as applicable, their beneficiaries) shall cease to be participants in this Plan, shall no longer be entitled to any benefit payments from this Plan, and shall no longer have any rights whatsoever under this Plan (even if the Affected Transferee is subsequently employed by, or has service with, General Electric Company or its Affiliates, unless the Affected Transferee’s benefit is transferred back to this Plan as described below).
Effective on the Plan Spin-Off Date, the Affected Transferees shall become participants in the applicable Spin-Off Plan. Each Affected Transferee’s status under the applicable Spin-Off Plan on the Plan Spin-Off Date shall be the same as the Affected Transferee’s status under the General Electric Company 2006 Executive Deferred Salary Plan immediately prior to the Plan Spin-Off Date. For the avoidance of doubt, (i) each Affected Transferee’s service with General Electric Company and its Affiliates credited under this Plan immediately prior to the Plan Spin-Off Date shall be credited under the applicable Spin-Off Plan and (ii) no Affected Transferee shall be treated as incurring a termination of employment, separation from service, retirement or similar event for purposes of determining the right to a distribution, benefits or any other purpose under this Plan solely as a result of the Plan Spin-Off or corporate spin-off of GE HealthCare or GE Energy.
Following the Plan Spin-Off Date, the sponsor of the applicable Spin-Off Plan and its affiliates shall have exclusive responsibility for paying benefits under such Spin-Off Plan and for all payment obligations thereunder. No individual whose benefits are transferred to a Spin-Off Plan shall have any claims or rights against General Electric Company in respect of benefits under this Plan.
Transfers from this Plan after the Plan Spin-Off Date

Following the Plan Spin-Off Date, if (1) an individual’s employment is directly transferred from General Electric Company or its Affiliate (that is not part of GE HealthCare or GE Energy) to an employer within GE HealthCare or GE Energy, at a time when such employing entity is an Affiliate of General Electric Company or (2) an employee who left the service of General Electric Company and all of its Affiliates is subsequently hired by GE HealthCare or GE Energy, at a time when the employing entity is an Affiliate of General Electric Company, the benefits and liabilities for such individual shall be transferred from this Plan to the applicable Spin-Off Plan (each such transfer to a Spin-Off Plan, a “Subsequent Plan Spin-Off”). Such Subsequent Plan Spin-Off shall be effective upon such transfer of employment or hire (the “Subsequent Spin-Off Date”). (For the avoidance of doubt, no Subsequent Plan Spin-Off shall occur in connection with a transfer of employment if such individual’s employer is not an Affiliate of General Electric Company on the Subsequent Spin-Off Date.)
Each Subsequent Plan Spin-Off shall be completed in a manner consistent with this Plan and the individual subject to the Subsequent Plan Spin-Off shall be treated as an “Affected Transferee;” provided, however, that the “Plan Spin-Off Date” with respect to such Affected Transferee shall be the Subsequent Spin-Off Date.
Transfers to this Plan after the Plan Spin-Off Date

Following the Plan Spin-Off Date, if an individual with an accrued benefit under a Spin-Off Plan (1) transfers employment directly to an employer within General Electric Company and its Affiliates (that is not part of GE HealthCare or GE Energy) from an employer within GE HealthCare or GE Energy, at a time when such employing entity is an Affiliate of General Electric Company or (2) is hired by General Electric Company or its Affiliate (that is not part of GE HealthCare or GE Energy) at a time when the sponsor of the applicable Spin-Off Plan is still an Affiliate of General Electric Company (each such individual, a “Transferred Participant”), the benefits and liabilities for such Transferred Participant shall be transferred from the applicable Spin-Off Plan to this Plan (each such transfer to this Plan, a “Reverse Plan Spin-Off”). Such Reverse Plan Spin-Off shall be effective upon such transfer of employment or hire (the “Transfer Date”). (For the avoidance of doubt, no Reverse Plan Spin-Off shall occur in connection with a transfer of employment if such individual’s employer is not an Affiliate of General Electric Company on the Transfer Date.)
Each Reverse Plan Spin-Off shall be effected in accordance with the applicable requirements of this Plan and applicable law. The accrued benefit of the Transferred Participant under the applicable Spin-Off Plan immediately before the Reverse Plan Spin-Off shall become his accrued benefit under this Plan immediately after the Reverse Plan Spin-Off.
The liabilities of the applicable Spin-Off Plan immediately before the Reverse Plan Spin-Off for benefits accrued under (or transferred to) the Spin-Off Plan with respect to Transferred Participants before the Transfer Date shall become liabilities of this Plan immediately after the Reverse Plan Spin-Off.
I.Eligibility
Each employee of General Electric Company or a participating affiliate (“Company”) who, as of December 31, 2005, is in an Executive Band or higher position, or, in the discretion of affiliate management, an equivalent position in such affiliate, and who is subject to U.S. tax laws, shall be eligible to participate in this Plan.
II.Deferral of Salary
1.Each employee eligible to participate in this Plan (“Participant”) shall be given an opportunity to irrevocably elect (subject to any conditions set out in the election form) prior to any deferral hereunder:
(a)the portion of the Participant’s annual base salary rate as of November 1, 2005 to be deferred. The minimum portion deferred shall be 10% and the maximum shall be 50%, and
(b)the form of payout alternative as set forth in Section V.
2.Commencing with base salary for January 2006, the Participant’s total base salary elected to be deferred under this Plan will be deferred in ratable installments through the month of December 2006, and will be credited to the Participant’s deferred salary cash account (“Deferred Account”) as of the end of the month of deferral (“Deferral Date”).
3.For the avoidance of doubt, no further deferrals are permitted under this Plan on and after the effective date of the amendment and restatement of this Plan.
III.Special One-Time Matching Credit

As of December 31, 2006, a special one-time credit shall be made to the Deferred Account of each Participant who is actively employed by the Company on such date. The amount of such credit shall equal 3.5% of the total base salary deferred under this Plan by the Participant (excluding interest). Such credit shall not be provided for any Participant who has terminated employment with the Company for any reason prior to December 31, 2006, or is not actively employed on such date.
IV.Manner of Accounting
1.Each Deferred Account shall be unfunded, unsecured and nonassignable, and shall not be a trust for the benefit of any Participant.
2.Except as may be otherwise provided in Section V or VIII, the Participant’s Deferred Account will be credited with (a) the amount of base salary deferred on each Deferral Date as set forth in Section II, (b) the special onetime matching credit as set forth in Section III, and (c) interest at the annual rate of 8.5% compounded annually on each December 31.
V.Payment of Deferred Account
1.Payment of a Participant’s Deferred Account will be made only after termination of employment of the Participant.
2.If no manner of payment election is made, the Deferred Account will be paid in 10 annual installments commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment.
3.At the time of election to defer base salary, a Participant may irrevocably elect: (a) the number of annual payout installments (minimum of 10, maximum of 20) of the Deferred Account commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment, unless (b) a lump sum payment of the Deferred Account is elected in which case the lump sum payment will be made on March 1 (or as soon thereafter as practical) following the year of termination of employment.
4.Participants who terminate their employment on or after December 31, 2006 because of retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company, or Participants who terminate their employment on or after December 31, 2010 for any reason, will receive payouts based on Deferred Account accumulations at the 8.5% interest rate. Payments will be made pursuant to Section V.2 or V.3 above beginning on March 1 (or as soon thereafter as practical) following the year of termination of employment.
5.If the Participant terminates employment prior to December 31, 2006 for any reason, or prior to December 31, 2010 for any reason other than retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company, the Participant’s Deferred Account will be paid in a lump sum as soon as practical following the date of termination. Unless waived by the Chairman, Section IV.2.(c) shall not apply to such a Participant and no interest shall be payable with such lump sum.

6.Notwithstanding any provision of this Plan to the contrary, no payments shall be made to a key employee during the six-month period following his separation from service to the extent necessary to comply with Section 409A(a)(2) of the Internal Revenue Code.
VI.Death Benefits
In the event of a Participant’s death prior to receiving any or all payments to which the Participant is entitled, the remaining Deferred Account shall be paid at the time and in the manner provided in Section V to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form properly filed by the Participant with the Company in accordance with established administrative procedures. If no such designated beneficiary survives the Participant, such remaining benefits shall be paid as set forth above to the Participant’s estate.
VII.Administration and Interpretation
This Plan shall be administered by a “Committee” consisting of not less than two persons appointed from time to time by the Chairman. The Committee shall have full power and authority on behalf of the Company to administer and interpret the Plan in its sole discretion. All Committee decisions with respect to the administration and interpretation of the Plan shall be final and binding upon all persons.
For purposes of determining when payments from the Plan commence, for periods on and after January 1, 2009, termination of employment shall occur when a Participant has Separated from Service, which means the Participant has terminated employment with the Plan sponsor and all Affiliates (defined for this purpose as any company or business entity in which the Plan sponsor has a 50% or more interest whether or not a participating employer in the Plan); provided that Separation from Service for purposes of the Plan shall be interpreted consistent with the requirements of Code Section 409A and regulations and other guidance issued hereunder.
Re-employment on or after January 1, 2009 shall be disregarded in determining whether benefits commence to be paid (or continue to be paid).
The persons holding the roles “Manager − Executive Compensation,” and “Pension Counsel” for the Plan sponsor shall serve on the administrative committee for the Plan.
VIII.Amendment of the Plan
This Plan may be amended, suspended or terminated at any time by the Management Development and Compensation Committee of the Board of Directors (“MDCC”), except that the MDCC may not alter a Participant’s individual elections made pursuant to Section II.1.
IX.Effective Date
The effective date of this Plan shall be January 1, 2006.
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